Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CYTOKINETICS, INCORPORATED
     Cytokinetics, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:
     1. The original name of the Corporation is Cytokinetics, Incorporated.
     2. The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was August 5, 1997.
     3. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock to 245,000,000. Specifically, the first sentence of Article IV is hereby amended by deleting “170,000,000 shares of Common Stock” and replacing the same with “245,000,000 shares of Common Stock”.
     4. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 28 day of July, 2011.

CYTOKINETICS, INCORPORATED
By:	/s/ Robert I. Blum
Robert I. Blum
President and Chief Executive Officer